August 10, 2015

TRADING SYMBOLS:
In the U.S.: NYSE MKT: HTM and in Canada: TSX: GTH

U.S. Geothermal Inc. Announces Stock Repurchase Program and Plan to Evaluate Other Strategic Alternatives

BOISE, IDAHO – U.S. Geothermal Inc. (NYSE MKT: HTM, TSX: GTH) (the “Company”) a leading renewable energy company focused on the development, production, and sale of electricity from geothermal energy, today announced that its Board of Directors has authorized the repurchase of up to $2.0 million of the Company’s outstanding common stock through the end of July 2016. In addition, its Board of Directors has taken steps to evaluate other strategic alternatives in order to increase shareholder value.

John Walker, Chairman of the Board of U.S. Geothermal stated, “The Board is confident in U.S. Geothermal’s strategy and fully supportive of the senior management team and their operating performance and growth plans. At a time when the North American financial markets have large cash reserves and renewable energy projects with long term power sales contracts are in high demand, U.S. Geothermal is trading at a discount to the fair market value of its operating assets, below valuations seen in recent geothermal power plant or other renewable power plant transactions. The repurchase plan and our review of strategic alternatives demonstrates our commitment to delivering shareholder value.”

The authorized purchases under the stock repurchase program announced today are expected to be made from time to time in the open market on the NYSE MKT and may commence following the release of the Company’s second quarter earnings. The Company intends to pay for any stock repurchased with existing cash balances.

The timing, volume and nature of stock repurchases will be at the sole discretion of management and will be dependent on regulatory restrictions, market conditions, price and availability of shares of the Company’s common stock, applicable securities laws and other factors. The repurchase program may be suspended or discontinued at any time.

“Our current liquidity combined with our reliable cash flow is more than sufficient to support ongoing operations and near-term growth opportunities” said Dennis Gilles, U.S. Geothermal’s Chief Executive Officer. “We have recently made significant advances in two of our development projects which will have a positive impact on our growing megawatt output. At current share prices we believe that repurchases of our common stock represents an attractive opportunity and effective use of cash, to enhance stockholder value.”

Website: www.usgeothermal.com	NYSE MKT: HTM TSX: GTH

The process of evaluating strategic alternatives will be overseen by a Special Committee of the Board consisting of three independent directors: Leland Mink, Paul Larkin, and John Walker, who will serve as Chair of the Special Committee. The Special Committee will consider all alternatives to increase stockholder value and will recommend a course of action to the company’s full Board. The Special Committee has selected Marathon Capital to serve as its financial advisor. Dorsey & Whitney serves as the Company’s legal advisor. This process will consider a wide range of strategic alternatives to maximize shareholder value, including unlocking trapped cash, optimizing financing and evaluating potential strategic transactions.

The Company has not set a definitive timetable for completion of its evaluation and there are no assurances that the process will result in any transaction being announced or completed. The Company does not intend to comment further regarding the evaluation of strategic alternatives, unless the Company proceeds with a specific transaction or the process is concluded.

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy. The company is currently operating geothermal power projects at: Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho for a total power generation of approximately 45 MWs which are fully contracted plants, collectively generating annually over $31 million in consolidated revenue, more than $17 million in consolidated adjusted EBITDA, and yielding approximately $10 million in free cash flow to the Company. U.S. Geothermal’s growth strategy is to reach 200 MWs of generation by 2020 through a combination of internal development and strategic acquisitions.

About Marathon Capital:
Marathon Capital is a leading financial advisory and investment banking firm focused on providing financial advice in the areas of M&A, structuring and raising debt, equity, tax equity capital, financial restructuring, and workout situations in the global energy and infrastructure markets. Marathon Capital is a two-time recipient of the "Best Renewable Asset M&A Advisor" award in Power Finance & Risk’s Annual Power Finance Deals and Firms Awards (2013 & 2014). For more information, visit www.marathon-cap.com.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

Please visit our Website at: http://www.usgeothermal.com

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706 www.usgeothermal.com	208-424-1027

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned to review the risk factors identified by the company in its filings with US and Canadian securities agencies. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of U.S. Geothermal, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects," "anticipates," "believes," "intends," "estimates," "potential," "possible," and similar expressions, or statements that events, conditions, or results "will," "may," "could," or "should" occur or be achieved. These forward-looking statements may include statements regarding the level of stock repurchases, if any; continued liquidity and available cash flow to fund repurchases, if any; method and timing of share repurchases, the availabilty of strategic alternatives or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from U.S. Geothermal's expectations include the uncertainties involving the availability of financing in the debt and capital markets; uncertainties involved in the interpretation of results of well tests; the need for cooperation of government agencies in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction; unexpected cost increases, which could include significant increases in estimated capital and operating costs; and other risks and uncertainties disclosed in U.S. Geothermal's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the United States Securities and Exchange Commission and Canadian securities regulatory authorities and in other U.S. Geothermal reports and documents filed with applicable securities regulatory authorities from time to time. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE MKT and the TSX do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706 www.usgeothermal.com	208-424-1027